Exhibit 99.2

On July 28, 2009, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

INTERPUBLIC CALL PARTICIPANTS

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

Jerry Leshne

Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia Quadrani

J.P. Morgan Securities

John Janedis

Wells Fargo Securities

Brian S. Shipman

Jefferies & Company, Inc.

Peter Stabler

Credit Suisse Securities

Matt Chesler

Deutsche Bank Securities

Daniel Salmon

BMO Capital Markets

David Bank

RBC Capital Markets

James Dix

Wedbush Morgan Securities

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning everyone and welcome to the Interpublic Group’s second quarter 2009 earnings conference call. . . . I would now like to introduce Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Good morning. Thank you for joining us. We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks to be followed by Q&A. We will plan to conclude before market open at 9:30 a.m. Eastern.

During this call we will refer to forward-looking statements about our company, which are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation and further detailed in our 10-Q and other filings with the SEC. At this point it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry, and thank you all for joining us as we review our second quarter and first half results.

As always I will start by covering the key points of our performance, and Frank will then take us through the full results, and after his remarks I’ll return with some closing comments before we move on to the Q&A.

Our second quarter results reflect the impact of the global economic downturn on our industry. We are responding to the market conditions with strong and effective cost control, including significant organic expense reductions in the quarter.

The second quarter organic revenue decline of 14.5% reflects the challenging environment, and June was the quarter’s weakest month when compared to last year. Clients continue to be cautious when it comes to committing resources in such an uncertain environment. This is consistent with the fact that the predominant cause of our revenue decline was scope reductions.

Adding to the macro issues were a number of factors worth highlighting. First, IPG’s performance in last year’s Q2 was very strong. So, we faced a challenging comp. Second, event marketing has been dramatically curtailed in the current environment. Last, we saw activity in the automotive category slow significantly due to the economy and as one of our largest clients focused on moving through with its successful restructuring process.

In the aggregate the reductions of event marketing and lower fees from the auto sector combined to contribute about 4% of our overall organic revenue contraction.

The balance of the year will continue to be challenging. Nonetheless, we believe that organic revenue performance for the full year will be similar to what we have seen in the first six months of 2009, which saw an organic revenue decrease of 10.5%.

We are taking all of the appropriate steps to manage our expenses and contain costs in light of the current revenue environment. Every one of our agency management teams is being diligent in this regard. For the quarter, salaries and related costs excluding severance were down nearly 10% organically. Office and general costs declined by over 16% organically. Excluding pass-through expense, the organic O&G decline was 7%.

This clearly demonstrates that we’ve been taking the necessary actions, and that we have the tools and discipline to exert strong control over our business. It is, however, not advisable in the service business to take out costs on pace with the level of revenue decline we saw in the second quarter without risking a deterioration in the talent base and the quality of service we deliver to clients.

Although the downturn is clearly [proving] steeper and more lasting than expected, using the current revenue environment as a baseline, which has seen our organic revenue down approximately 10% year-to-date, we believe full-year operating margin will be 7 to 7.5% excluding incremental year-on-year severance expense, which we estimate to be approximately $35 million. This would position us to recoup significant margin progress in a nominal growth environment in 2010.

Another area in which we never lost focus is liquidity and financial flexibility. Our balance sheet continues to be very strong, thanks to our longstanding conservative approach to strengthening the company’s capital structure, which we added to with our recent and successful bond issue and tender offers in June and July. We are also pleased that our balance sheet exposure to the GM bankruptcy has proven to be negligible. We are confident that our solid balance sheet, combined with improved financial systems and cost discipline, position us well to come through the economic turmoil and thrive when demand for marketing services pick up as part of a broader recovery.

A third key area of focus is on our product and our clients. We are not only taking actions when it comes to containing costs. We remain committed to one of the key strategic priorities that has helped us get this company back on track. And that is to attract and develop top talent across all our agencies. In my closing remarks, I will have more to say on that and on the status of our major agency offerings. But, now I’ll hand things over to Frank for a detailed look at our results.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good morning. As a reminder I will be referring to the slide presentation that accompanies our website and is available on our website.

As you have seen in our release this morning, our revenue picture was especially difficult in the second quarter. In Q2 we saw the full measure of the challenging economic environment that had begun to impact our business in the fourth quarter of 2008, and had intensified in the first quarter of 2009. As a result, after having had a strong second quarter each of the past two years, recession- related marketing and advertising reduction by clients led to a sharp decrease this year. Revenue decreased 19.7% in the quarter, while ex-currency and acquisitions, our organic revenue decrease is 14.5%.

These challenges were evident throughout the business and around the world. The impact was clear on our event business, which decreased nearly 40% organically and contributed approximately 2% to organic revenue decline in the quarter. Reductions in auto sector spending contributed more than 2% to our organic revenue change. Geographically, our regional revenues reflect the global scope of the fall-off in client spending. I will have more detail on this in a minute.

Given the challenging revenue environment, we are pleased with how our operators managed costs. Second quarter results continue to demonstrate that we were able to effectively leverage the most flexible components of our cost structure, notwithstanding the decrease in revenue. Incentive compensation expense decreased by over 35% organically year-over-year, while temporary labor expense decreased approximately 30%. In addition, our base salaries decreased over 6% organically, a result of severance actions taken in the preceding two quarters. In our O&G expenses, controllable expenses for travel, telecom and office supplies decreased more than 30% organically. Along with lower pass-through expenses, this contributed to incremental leverage on total O&G expenses despite the decrease in revenue.

Q2 operating results include $30 million of severance expense that addressed 3% of our global workforce. This compares to $11 million in the year-ago quarter. Severance actions over the past three quarters have impacted approximately 9% of our total workforce, with total expense of $120 million. These actions should produce run-rate annual savings of more than twice that number, or over 400 basis points on our trailing-12-month revenue. We will continue to manage expenses aggressively and effectively.

Q2 operating income was $97 million, or 6.6% of revenue, compared with 10.9% a year ago, reflecting the impact of lower revenue. Incremental severance year-over-year was 140 basis points of revenue.

Our diluted EPS was $0.04 per share, compared with $0.17 in Q2 ’08.

During the quarter, we further strengthened our capital structure. We reduced our total long-term debt by over $100 million while extending our maturity profile.

Turning to slide three, you can see our complete P&L for the second quarter. I will cover revenue and expenses in detail on the slides to follow. It’s worth noting that while we previously disclosed a maximum potential balance sheet exposure associated with General Motors to be approximately $50 million, we are pleased that no reserve was warranted in the quarter and that we are receiving payments in accordance with contract terms. Below operating profit, our other expense line reflects the previously announced charge of $25 million for our debt tender during Q2, which does get tax-effected. Our tax provision was $4 million, which reflects a favorable adjustment of $23 million related to certain previously unrecognized tax benefits.

Turning to a closer look at operations on slide four, we provide additional detail on revenue.

•	Revenue in the quarter was $1.47 billion, decrease of 19.7%.

•

Compared to Q2 ’08, exchange rates had a negative impact of 7.1%, while business acquisitions added 1.9%. Our organic revenue change was a decrease of 14.5% and is primarily the result of decreased revenue from existing clients.

•	The auto sector as well as tech and telecom decreased by a double-digit percent in the quarter.
•	Regionally among our major markets we had significant decreases in the mature economies of the U.S., continental Europe, the U.K. and Japan.
•	By discipline, project work, and specifically the event business, continued to be especially soft.
•

On the bottom half of this slide, you can see the revenue performance of our operating segments. At our Integrated Agency Networks, revenue decreased 18.9%. The organic change was negative 13.9%, comprised of 14.5% decrease in the U.S. and 13.1% decrease internationally. At our CMG segment, Q2 revenue decreased 23.8%. The organic decrease was 17.8%, comprised of an 18.7% decrease in the U.S. and 16.2% internationally. This is a segment characterized by project work, and all major disciplines decreased. In this context, PR performed relatively well.

Slide five provides a breakdown of revenue by region. Clearly a difficult global picture:

•	In the U.S., the organic decrease was 15.3%, due to factors I’ve already discussed.
•	Internationally, where organic growth was 10.6% in Q2 ’08, revenue decreased 25.7%, which includes a significant effect from currency. The organic decrease was 13.5%.
o	In the U.K. revenue decreased 15.7% organically against 11.5% growth a year ago. We had a major project in events that did not repeat this year.
o	In continental Europe our organic decrease was 14.1%.
o	In the AsiaPac region, revenue decreased 14.4% organically, against an increase of similar magnitude last year.
o	In Latin America the organic revenue increase was 2.5%, on top of 15% in Q2 ’08.
o	Our other market segment decreased 21.8% organically, against 20% growth a year ago.

On slide six we present a longer view of organic revenue growth that tracks our trailing-12-month performance. As you can see, this clearly registers the impact on our top line of the recession over the last three quarters.

On slide seven we take a closer look at operating expenses. As Michael mentioned, our financial priorities in this environment are aligning costs and driving margins. In Q2, operating expenses decreased 10.5% organically, and excluding higher severance decreased 11.8%.

•

Salaries and related expenses were $968 million, compared with $1.1 billion a year ago. This is a decrease of 12.2% in total, and 7.5% organically. Excluding severance from both periods, salaries and related decreased 9.4% organically.

o

Viewed sequentially, due to to the impact of our severance actions, base salaries have decreased by $50 million since Q4. Severance was $30 million, compared with $11 million a year ago, or 2% of revenue, compared with approximately 16 basis points of revenue a year ago.

o	Incentive expenses decreased to 3% of revenue, compared with 3.9% a year ago, reflecting our current performance.
o	Temporary labor expense, which has been an area of focus for us, decreased to 2.6% of revenue from 3.2% a year ago.
•

Turning to office and general expenses on the lower half of this slide, in Q2 our O&G expense was $409 million, a decrease of $119 million, or 22.5%. The organic decrease was 16.2%. O&G expenses improved to 27.7% of revenue, compared with 28.8% a year ago, due to lower controllable expenses and pass-through costs.

o	Occupancy expense increased to 8.5% of revenue from 7.1% a year ago, primarily due to the change in revenue.
o	Travel, office supplies and other controllable expenses were 3.4% of revenue, compared with 4.3% in Q2 ’08.
o

All other office and general expenses decreased to 14.1% of revenue from 15.7% a year ago, mainly due to the decrease in pass-through expenses connected with project assignments and also reflecting lower recruitment, insurance and conferencing costs.

On slide eight we show our operating margin on a trailing-12-month basis over the past few years. Margin expansion to a fully competitive level remains one of our primary financial objectives.

Turning to a discussion of our balance sheet and cash flow on slide nine, I will begin with our recent debt issuance and repurchases, most of which was completed in Q2. As Michael mentioned we took advantage of the re-opened credit markets in the quarter and continue to be proactive and conservative with respect to our balance sheet. In June we issued $600 million of 10% notes due 2017. Giving consideration to the discount, fees and expenses, we raised net proceeds of $572 million and are pleased with our strong reception in the marketplace. We also repurchased under tender offers $214 million of our November ’09 notes and $464 million of our 2011 notes. In early July we completed tenders with repurchases of $36 million of 2010 notes.

On slide ten you can see our debt maturity schedule. Only $36 million remains outstanding of each of our 2009 and 2011 notes. It’s worth noting that this schedule is as of quarter end, so does not give effect to $36 million repurchased in July. Including July, only $214 million remains of our 2010 notes. We have added the new $600 million of 2017 notes as reflected here. Total debt has been reduced to $2 [b]illion, and we remain confident we can redeem the ’09 and ’10 maturities out of cash on hand. We believe we effectively eliminated any anticipated refinancing needs for at least the next three years.

Turning to the current portion of our balance sheet on slide 11, we ended Q2 with $1.77 billion in cash and short-term marketable securities, compared with $1.86 billion a year ago. This comparison reflects the net use of $126 million in our recent debt repurchases.

On slide 12 we turn to cash flow for the quarter. Cash from operations was $234 million, compared with $399 million in Q2 2008. Investing activities used $36 million, compared with $33 million a year ago. Financing activities used a net $133 million, which is attributable to the debt transactions I reviewed earlier. The net increase in cash and marketable securities in the quarter was $113 million.

In summary, on slide 13, the quarter clearly reflects the challenges presented by the current economic conditions. We remain focused on delivering outstanding service to our clients. We continue to believe our assets and capabilities are at a competitive level, and they are well positioned for long-term value creation. As we navigate these challenges, our financial resources remain strong and were enhanced by our Q2 capital markets transactions. Our teams continue to execute well in managing expenses for the current business environment as well as for strong profit growth when the economy turns.

Now let me turn it back over to Michael.

Mr. Roth:

Thank you, Frank.

During the second quarter, we demonstrated great focus on protecting the bottom line by managing salaries and other expenses aggressively, as required given the current circumstances.

We must also continue to show that our portfolio and our agency offerings are competitive in today’s marketing landscape. In 2007 we closed the organic-growth gap with our peer group. Last year our organic revenue performance led the industry. We continue to be invited into the major new business opportunities that are currently in play, and we’ve seen wins during the first half from a broad range of our agencies.

Draftfcb was a top performer in the quarter in terms of both top line and margin delivery. Their fully integrated model is now two years old and is increasingly in demand among CMOs. They are driving strong results for clients, even in these recessionary times, and have added major brands like Starbuck’s and Miller Lite this year. Their health care offering is also very strong, with recent wins from Merck and Pfizer.

At Lowe, we successfully completed the search for a new CEO to partner with chairman Tony Wright. Michael Wall is a top industry talent, and his arrival, along with the announcement of the full global management lineup, has been very well received by clients and agency staff. Lowe’s relationships with its core global clients are the strongest they’ve been for many years, and the agency added a new multinational account with the recent Ericsson win.

At McCann we are pleased to see recent wins like the Microsoft mobile initiative, codenamed “Pink,” in a very competitive pitch, as well as the pan-European pitches for GM’s new Astro model and for Weight Watchers and the London 2012 Olympics. Just last week they added a great talent in Robert LePlae, who joins us in San Francisco as president for North America with extensive experience and success in the automotive and tech categories as well as in building innovative and thriving agencies. And the agency remains focused on upgrading management and creative talent in key world markets.

Our Mediabrands offering is clearly winning in the marketplace, and we are currently gearing up for a number of significant global opportunities, including Unilever and Hyundai/Kia, where the markets that will come up for review all represent upside for our agencies. We’ve seen the dramatic results that Initiative has been posting during the past 18 to 24 month as we’ve revamped the agency’s leadership and its offering. UM looks increasingly as if it’s on the same path, with recent wins from Dyson, BMW, Charles Schwab and the successful defense of the Nationwide Insurance account.

At our CMG unit, we’ve already discussed the difficulties experienced by the events business. Conversely, our two global PR firms, Weber Shandwick and GolinHarris continue to show good resilience in the economic storm. They are clearly the leading brands and the strongest performers in their sector of our industry, with notable recent wins including State Farm, J&J and Playtex. And they continue to attract top talent, such as Lisa Sepulveda, who joined us last week to lead Weber Shandwick’s global consumer marketing practice.

Our domestic independents are fighting the prevailing economic issues and staying focused on minimizing margin contraction. The Martin Agency and Hill Holiday stand out in terms of their ability to seek out growth opportunities, as do our digital agencies, R/GA and HUGE.

As we’ve mentioned previously, all agencies across all marketing disciplines are building a high degree of digital competency into their core offerings, and we’re committed to embedding digital capabilities into every IPG company. Yet it was also encouraging to see HUGE play a key role in the recent Lowe win at Ericsson. Wins at R/GA have included work from Chanel and Wal-Mart. HUGE also recently won new assignments from Target, NBC Universal and Under Armour.

As you can see, all of our agencies are in the hunt, keeping close to clients, looking for incremental opportunities with their existing partners and staying active in the new business arena. We are also excited that GM has come through its restructuring quickly, and is focused on launching its reinvention. The initial work to reintroduce the company to U.S. consumers was done by our Deutsche agency, and we look forward to working closely with this important client as they take strong steps to move forward in the marketplace.

Notwithstanding the uncertain economic environment, you can count on us to stay vigilant on costs and to continue to manage our margins. Assuming an organic revenue decline in the 10% range, which is what we experienced during the first six months, we believe operating margin will be 7 to 7.5% excluding incremental year-on-year severance expense. Our balance sheet will help us weather the ups and downs until an advertising recovery begins to take hold. And, as I mentioned earlier, we are well-positioned to recoup significant margin progress even in a minimal growth environment next year.

Those of you who have been following us for a while now know that we do not shy away from difficult operational or strategic decisions. We continued to invest in talent and revamp our offerings as this company was moving through some very thorny issues a few years back. As a result, we have a strong senior management team across all our major units. These are the key attributes that will stand into public in good stead as we move forward to enhance our shareholder value.

With that I would like to thank you for being with us, thank you for support and now I will open it up for questions.

QUESTIONS AND ANSWERS

Operator:

Thank you. . . . Our first question comes from Alexia Quadrani with JPMorgan. Alexia, your line is open.

Alexia Quadrani, JPMorgan Securities:

Thank you. Can you provide a bit more color on revenue decline in the quarter? I know you highlighted auto and the events business adding about 400 basis points to the decline, but even without that the decline in Q2 was dramatically worse than in Q1. If you could maybe give us detail behind that. Then the second question is, given the weakness in June, and a more difficult comp in Q3, any reason we shouldn’t look at revenue declines in Q3 might be worse than that?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you Alexia. The important thing to note is that in June our business continued to grow, if you will. The issue is the comps versus last year. We had a very strong second quarter last year, and therefore it accounts for a good percentage drop that you are seeing right now. It’s not that the business has fallen off a cliff, which is what you would first see. So we continue to see June versus May to be stronger as we have in the past. Q3 continues — will be a difficult comp as well. Last year Q3 was very difficult — which was very positive, which makes it difficult to overcome, which is why we are looking at it on a full-year basis. That’s why we believe that, given on a full-year basis, the negative 10, 10.5% is the organic number that we believe for the full year, and what’s important to note is that we believe that, given that decline, we can maintain or bring our margins within 7 to 7.5%.

Ms. Quadrani:

When you look at continental Europe that looks like it got much weaker. I know you said the event business had a difficult comp in the U.K., but was there a difficult comp in continental Europe also in the quarter? Any other verticals besides tech and telecom?

Mr. Roth:

Tech and telecom is an important vertical that we seen some challenges in, particularly some of our key clients. We had a major pullback in terms of spend plus some additional pitches that we were in, we were not successful. Which is why we believe the offerings are in fact competitive and the fact that, for example, McCann won the recent Pink Microsoft engagement was important to us to make sure that we’re still competitive. But there is no question that that particular sector contributed to a decline as well.

Ms. Quadrani:

Then just a follow up on the new business. Could you comment, do you think you’re net positive year-to-date? In the Microsoft relationship you did mention a win there, but I know there have been some losses. Do you think there is any further risk to that relationship? And any comments on your top ten clients, if you are aware of any particular risk in your top ten relationships?

Mr. Roth:

It’s a fair point, Alexia. We were pleased, obviously, with the win at Microsoft. We believe that the relationship is solid. We continue to do great work with respect to particularly the media side of Microsoft as well as their regular business. We think the relationship is not at risk, to be specific. And frankly as we have been talking. We think our client has gone through a change in terms of their approach to the marketplace, and by adding Robert LePlae to our organization at McCann, I think that solidifies our team out there, and we believe that we will continue to perform well with that existing client.

As far as the rest of our major clients, I think, frankly, the performance that you’ve seen with all our major clients is consistent with the overall economic environment, which is why I made the point that the majority of the decrease in our revenue decline is as a result of scope reductions. It’s not lost clients, it’s not fee reductions. It’s basically scope reductions. So our relationship with top clients continues to be very strong. Net new business is negative on a year-to-date basis, but we believe that there are new — whatever existing pitches are out this we are going to participate in, and we think the net new business loss is not significant to the overall picture. I think the real focus here is on the scope reductions that we are experiencing across the various sectors. On a positive note, health care business is continuing to be solid. We have some new business wins there, and it’s among our best performing sectors.

Ms. Quadrani:

Thank you.

Operator:

Thank you. Our next question comes from John Janedis with Wells Fargo Securities. Sir, your line is open.

John Janedis, Wells Fargo Securities:

Thank you, guys. Can you guys talk more about the international business? Did some of the emerging markets roll over? If that’s the case, do you see a prolonged downturn that could actually lag the U.S.?

Mr. Roth:

No, I think there was no question that the performance in the emerging markets slowed down. We are still looking for a recovery in those markets. Latin America, for example, was still positive for us, although not as positive as it was in the past. We’re seeing a recovery a bit in India, and obviously China is an important focus for us. I do believe, although it’s slowed, that we are expecting to see a future improvements in those particular markets. We have strong offerings in, certainly in India and Russia and Latin America. And in China, we are continuing to add to our offerings in China, and you will see some additions to talent as well as some very small tactical transactions, we believe, in China.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

John, most of the weakness we saw in the Q was global business pulling back. So whether it be U.S. multinationals, European multinationals, pulling back spend across the globe.

Mr. Janedis:

Ok, thanks, guys. As a follow up, when you look at India, China and Russia, do you think we’re going towards the bottom or do you think we’re coming off the bottom?

Mr. Roth:

My crystal ball isn’t great, but it certainly feels like we are coming off it. In India we think we’re starting to see a recovery. In Russia, our affiliate won two of the biggest media pitches, in Russia. So I think we’re starting to see a little bit of recovery there. And in Latin America we continue to perform well.

Mr. Janedis:

And, Frank, one quick question. I’m sorry if I missed it. Did you say what you expect the incremental severance to be in the second half of the year?

Mr. Mergenthaler:

Yes, we did, John. We said approximately $35 million.

Mr. Janedis:

Okay, thanks, sorry about that.

Mr. Mergenthaler:

You’re welcome.

Operator:

Thank you. Our next question comes from Brian Shipman with Jefferies. Your line is open.

Brian S. Shipman, Jefferies & Company, Inc.:

Thank you. I just wanted to burrow down a little bit more on revenues. We’ve heard from some of your peers that they’re hearing of some stabilization from some of their clients in recent months. You talked about June already a bit, but you’ve indicated June was the toughest month of 2Q. Why different if we are hearing about stabilization elsewhere? And then with that run-rate you talked about in mind, and the second quarter performance, third quarter is a very tough comp, can you give us more detail about why you feel confident you can still get margins above 7% for the full year? Thank you.

Mr. Roth:

First of all, let me reiterate: we didn’t say June was falling off the table. What we were saying was June compared to our comp was difficult. June continued to be — frankly, we did analysis on a year-to-year basis. The change from May to June is certainly consistent with the prior year’s changes from May to June. So I don’t want to leave you with the impression that it just fell off the cliff. It’s just the difficult comps that we’re dealing with.

We’ve had constant dialogue with all our clients. It certainly feels like the worst is behind us. It’s tough to really predict that, but all our discussions with our client now, and the numbers that we are using for a full year is from a bottoms up basis. We’ve met with management teams; this is their best guesstimate now in terms of what we see for the rest of the year. Frankly, I think from our major global clients we had the tough dialogues on scope. We’ve already had tough dialogues on pricing, frankly. So it certainly feels that way. You never know whether this economy is going to take a significant deterioration turn for the rest of the year, but based on the stuff we are hearing from our business people that’s what we believe.

Third quarter, again, is a very difficult comp for us versus last year, which is why we think it’s better to look at it on a full-year basis.

As far as our margins, we are totally focused on making sure that there is an alignment between revenue and costs. And our business units are frankly maniacal about that, and when Frank and I meet with them on an operating basis and reviews that’s a primary focus. So, we believe that the number we are using right now is a realistic number for us for the rest of the year.

Operator:

Thank you. Our next question comes from Peter Stabler with Credit Suisse. Your line is open.

Peter Stabler, Credit Suisse Securities:

Good morning. Couple of questions on auto. With GM emerging from bankruptcy, is it safe to say that Q2 probably marks the bottom in terms of auto revenues?

Mr. Roth:

I would hope so. Obviously they had a little bit of distraction going on, particularly with General Motors during the quarter. We are actively engaged with that client right now as evidenced by their launching of the Re: invention campaign, but obviously with the changes going on there we are going to be working closely with them as they focus on their key markets and their key brands, if you will, and for us, Chevy continues to be the significant brand both from a GM perspective as well as ours. So we are working very closely with them on that in terms of how we launch the new products that they have coming out, as well as focusing on the emergence out of bankruptcy. We have our own new teams put in place to work closely with them, and with that we’re kind of excited about seeing how they emerge and working closely with them through this process.

Mr. Stabler:

Thanks, Michael. If you could talk a little bit about visibility. With this additional guidance, if you will, for full-year organic growth and EBIT margin, is it safe to assume then that visibility is improving for the business? Q4 is a quarter that physically carries a lot of project revenue, but safe to say you’re confident on seeing that project revenue come through and increasing at this point?

Mr. Roth:

I wouldn’t exactly hinge our entire performance on project business. I think what we’ve seen is the dialogue we are having with our clients. I think it’s very important, and we have a number of global clients that have in fact gone on the record, that in a difficult environment they have to continue to invest in their brands. And you’ve seen that with Kraft, you’ve seen it with Unilever. Obviously our other global clients continue to view that. So this is an opportunity to invest behind your brands, and that’s the kind of work we are talking to our clients about. That’s what we see.

It’s not specifically a turnaround in the event business that’s going to bring us through this. Obviously that will help. But it’s our core businesses. That’s why, again, if you look at the reductions in revenue as a scope reduction, I think that bodes well as this economy starts to turn around and as our global clients start realizing that they have to continue to spend, which they are doing. I think that bodes well for us in terms as if you look at the expense reductions that we’ve taken. The key here is to make sure that we don’t start adding expenses as that economy turns around and that we continue to leverage on the uptick.

Mr. Stabler:

One last quick one for Frank if I may. $35 million in incremental severance, how much of that would be applied to actions already taken in terms of headcount reductions versus further headcount?

Mr. Mergenthaler:

We had a very big severance charge in Q4 ’08. So we would think the majority of the heavy lifting is behind us. From mid-fourth quarter of ’08 to the end of the second quarter we’ve had about $120 million of severance, so it’s about 9% of our work force. To Michael’s point, our teams are still maniacally focused, but we would think the majority of heavy lifting in severance, we have taken those actions. But with that said we still think we will probably run the third quarter a little bit higher than last year, and we would expect the fourth quarter to be less.

Mr. Stabler:

Thanks very much.

Mr. Mergenthaler:

You’re welcome.

Operator:

Thank you. Our next question comes from Matt Chesler with Deutsche Bank.

Matt Chesler, Deutsche Bank Securities:

Good morning.

Mr. Roth:

Good morning.

Mr. Chesler:

Thank you for the helpful outlook. I’m curious to know as you think about heading into 2010, if we presume that the economy is healing and perhaps ekes out some moderate GDP growth next year, do you think that’s an environment where the business can show a return to full-year growth, a positive growth next year, or do you think that we’re in a period of time here where the current environment has altered the fundamentals of the business and it might take longer to get back to growth than it took to get to negative?

Mr. Roth:

I think the negative hit us pretty quickly. I think it’s going to take some time to get back to the growth. But what we have been focusing on is the leverage of — as the revenue starts to improve, as long as we don’t do anything stupid on the expense side, we should see the leverage benefits of that picking up. So that’s why we believe we can still see margin improvement even with a modest improvement in 2010. I think that’s a key important factor in our business model.

The other side of it is, we have gone a long way in terms of our tools and resources and helping our clients measure and help them allocate their dollars. So I think with these tools it’s going to really enable our clients to target where they should spend their dollars. And we have to be able to help them on the integrated offering deliver, and clearly digital is an important part of that. Which is why we see our investments in digital really paying off, and they are a critical component of the integrated offering that we are having right now. Because clearly measurability and effectiveness in terms of the spend is what our clients are looking for, and it’s up to us to work closely with them to make sure they maximize their dollars.

Mr. Chesler:

So you did bring up digital. Is digital a part of your business where you are actually seeing a positive year-over-year growth in those assets? And it also raises the question about, Frank, your use of cash flow in this environment. How do you feel about corporate activity and M&A in this environment?

Mr. Roth:

On the digital side, there is no question that our clients are spending more of their dollars on digital. So we have to be able to recoup them. We had a couple of good business wins on the digital side. And frankly we had one client assign some of the digital work, and that hurt us a bit. We continue to think our digital offering is very strong, and we’ve been up against all our strong competitors and able to succeed in head-to -head pitches with them. It’s certainly an area we are going to continue to invest in and grow in the future.

Mr. Chesler:

One final question, then I’ll let someone else jump in. To follow up on Alexia’s question earlier: you guys are clearly off to a very good start in the Q3 with the recent wins. Do you think you are back to positive for year-to-date in terms of new business, or are you still slightly negative?

Mr. Roth:

Right now we are slightly negative. When the new business wins kick in, we are not going to see immediate pick up in the third quarter. And so it’s going — that’s why we like to look at it for six months for the rest of the year. The timing of that stuff is very difficult. A lot of our new business wins were on the media side, which again is going to be more back-ended rather than immediate.

Let me comment on one of the previous questions was on the M&A side, which we didn’t give Frank a chance to answer. But we still say that we had indicated that the M&A side of our business, we are going to be very strategic and careful. We haven’t spent significant amounts of our dollars. We had estimated about $100 million in total capex, and a lot of it’s towards the back end of the year. We see some small transactions in key markets, whether it be China or Latin America, but nothing of any significance in that environment.

Operator:

Thank you. Our next question comes from Dan Salmon with BMO Capital Markets. Your line is open.

Daniel Salmon, BMO Capital Markets:

I’m going to stay on the free cash flow priorities for a moment. I think we laid out the view on M&A there fairly well. So, Frank, would you continue to see yourself trying to take free cash flow to shore up the balance sheet a little bit and move towards an investment grade rating? And then specifically, you said in the past on M&A that you are targeting $100 million per year. Sounds like that’s roughly the same still but I wanted to confirm that as well.

Mr. Mergenthaler:

Being investment grades is important. We’ve been pretty diligent over the past three years in how we managed our cash and how we managed our balance sheet. The capital markets transaction we did in the second quarter is a good example of that. So we will continue to look at things, and to Michael’s point, we’ve got the wherewithal to invest. But we will be very disciplined in how we invest, and we are going to be very selective in where we invest. And we will continue to look, but we are going to be very, very conservative in how we deploy that cash.

Mr. Salmon:

Follow up on that. In terms of heading towards investment grade, and the balance sheet, is there any guidance you can give us in terms of — I know you shored up near-term maturities here, but where your focus might be on the balance sheet going forward?

Mr. Mergenthaler:

Right now we are in constant dialogue with the rating agencies. There is no definitive road map to investment grade. The best thing we can do is continue to focus on our costs and driving margins and get through this difficult economic scenario and put consistent profit improvements on the board, and we believe that will take care of itself.

Mr. Roth:

One of the — I’m sure this is a follow-up question from someone, and that is, if you continue to is have excess cash, which we believe we do, what are we going to do with that excess cash? Do we need the excess cash on our balance sheet to support investment grade, or eventually, when things start settling down and there’s consistency, what do we do with excess cash in terms of buying back shares, dividends or transactions? That question has always been asked of us. We consistently responded that in a difficult environment it’s great to that that’s on our balance sheet, and frankly that’s proven to be the case for us. We will continue to watch that very closely, but we are not at the point right now of saying that all that excess cash is going to be put to use. And so we like to keep it that way right now.

Mr. Mergenthaler:

And, Dan, just to repeat what I said in my prepared comments: we do intend to deal with the ’10 maturities with cash on hand.

Mr. Salmon:

Thank you very much.

Mr. Mergenthaler:

You’re welcome.

Operator:

Next question comes from David Bank with RBC Capital Markets. Your line is open.

David Bank, RBC Capital Markets:

Thanks very much. A couple of — I guess my primary question being, it’s somewhat easy to understand what is going on in the top line given the environment. But on the margin side you were able to continue your trend of managing the O&G side, and as a percent of revenues actually improving performance. Could you give a little bit better understanding in terms of the salaries and related line? Even ex-ing out the impact of severance, that took you, took another 150 basis points out, but if you look on a year-over-year basis, salary and related were up 600 basis points as a percent of revenue while you kept O&G flat, and ex-ing out severance of 150 basis points you’re still up 450. What is going on and can you continue, give us the bridge that gets you to the continued improvement? Because this is really your next job is to bang out the salaries and related line. Sorry for taking so long to ask the question.

Mr. Mergenthaler:

Dave, probably a more appropriate way to look at it is the sequential decline. The way our business is, it’s seasonal, so in a growth year like we saw last year, you saw that our headcount topped off at the end of the third quarter. Since the end of the third quarter, we’ve aggressively been managing that headcount down to mirror what was going on in our top line. I think we’ve demonstrated pretty strong discipline there and will continue to demonstrate that. So we’ve had a $50 million decline since the end of the year in our salary line. We also have some of our more variable expenses like incentive compensation and temporary labor, which I think we’ve made good progress against. Looking at quarter-to-quarter, I know that’s the way we report. But look at sequentially the improvement that’s gone on, and I think it does show we’ve been pretty disciplined there.

Mr. Roth:

The other part of it is, we do invest in people in this difficult environment. I think that’s one of the big opportunities that we see. Aside from the notable talent that we’ve added, which I made reference to in my opening remarks, you have RG/A, which is growing on a global basis. They’ve added headcount to their portfolio. And that supports exactly what we’ve been saying in terms of our investment in digital and our growth in that market. The balance here is between reallocating capital and adding to our growth disciplines as well as managing our headcount. That’s why I say we are monitoring that very carefully, and every one of our business units, if they are adding to their headcount or replacing their headcount, we have to understand the story behind it and whether it’s revenue-generated or not. I think what we’ve shown is a discipline, and that discipline I think is going to do us well with respect to retooling if you will our people to be more competitive in this marketplace. I think that’s the tradeoff that we have to watch for.

Mr. Bank:

I guess I understand that, but in terms of a longer-term story, I guess I’ll push a little bit harder in terms of getting maybe clarity on what do you think you can do with that line over the next couple of years?

Mr. Roth:

I think our goal has always been to be below 60% ratio, and you get there two ways. You get there by revenue and you get there by taking expenses, and my opening remarks I commented that this is not the time for us to take slash and burn expenses out of our business. Because this isn’t the kind of recession that businesses are going out of business per se, it’s cutbacks in scope. When that scope comes back we have to be in a position to service those clients with quality people. So I think you have to watch that very carefully. And our goal will continue to be to get those margins. Do we think there is improvement out there in terms of those ratios, the answer is yes. But you have to watch revenue as well as taking the expenses out.

Mr. Bank:

Okay, thanks so much.

Mr. Roth:

You’re welcome.

Operator:

Our next question is from James Dix with Wedbush. Your line is open.

James Dix, Wedbush Morgan Securities:

Good morning, gentlemen. Couple of questions. First, any way you can quantify or give any more color as to how much business surprised you in the quarter versus what you were expecting going in? Omnicom talked about it a little bit on their call. Wondering if you can give any color there. And then, with GM was there any impact on your fees or do you expect any from the bankruptcy reorganization? Again somewhat as Omnicom saw with Chrysler. And then one final one on incentive accruals. What’s the lowest you can go on that? That got down to the 3% of revenue level. Any color as to how much you can manage that in terms of helping your margins?

Mr. Roth:

Let me take the easy one, incentive comp. What we have said, and we’re consistent in this, that our incentive comp is performance-based. So you see our reduction in incentive comp and how low that can go there be a function of our performance. At some point in time obviously you need attention to things like that. Right now we are clearly in the performance mode. And the numbers that you see reflect the appropriate reduction based on our performance.

As far as General Motors goes, obviously there was a bit of a distraction going through their bankruptcy proceedings. We expect, certainly we are working on, launches of new products and so, and that kind of impact we hope to see for the balance of the year and certainly into 2010. As far as visibility goes, Frank, you want to talk about that?

Mr. Mergenthaler:

We don’t want to get into talking month to month, but I think June was a bit of a surprise for us. April and May were relatively soft. Our expectation was June would be down year-on-year just because it was a very difficult comp, but I think we were a bit surprised at how much it was down.

Mr. Dix:

Any color as to why? Was it just across the board in terms of categories, the ones we talked about?

Mr. Roth:

I think that the sectors that we talked about are the ones that caused the results. You never know what clients are going to do, but they’re our clients, and we have to deal with it. And that’s what we’ve seen. Its disappointing to see a surprise like that, but we have been surprised on the positive side before as well. It’s the nature of our business. This isn’t a science, if you will, and what we have to do is make sure we are close to our clients. When we have operating reviews that’s what our people come in and talk about. Where do they come up with these numbers, what is their conversation with our clients, where do they need resources, how can we help?

I think the notion of the integrated offering is going to be a very important vehicle for us going forward. And that is, clients are looking for us to bring the best we have to the table, and I think we are seeing more and more of that in the marketplace. And if you look at some of our more recent client wins, if you will, and the fact that a lot of the new business requests out there are asking for solutions that include all the IPG assets. I think that’s what’s important to us right now. And that is staying close to the marketplace, having the resources that are necessary to bring to the table and work closely with our clients, that’s what it’s all about. It’s tough out there, but the good news is we’re having conversations with our clients, and it’s not that they’ve totally disappeared. I think that’s the opportunity that we see going forward.

Jerry Leshne, Senior Vice President, Investor Relations:

Operator, unfortunately we’re bumping up against the 9:30 stop time, so let’s bring the call to a conclusion.

Operator:

Thank you. That concludes the Q&A portion of our call. I will turn the conference back over to Michael Roth.

Mr. Roth:

Well, again, thank you very much for your support, and we look forward to, as the rest of the year unfolds, meeting with you. Thank you.

Operator:

That does conclude our conference call for today. We thank you all for participating. You may now disconnect, and have a great day.

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Cautionary Statement

This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

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•

risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.